UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

CLEAN ENERGY FUELS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement dated May 11, 2010 to Proxy Statement dated April 7, 2010

We are providing this proxy supplement to modify and supersede statements made in our proxy statement dated April 7, 2010.

Voting Rights and Outstanding Shares

Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the meeting. The proxy card indicates the number of shares of our common stock that you own. We will have a quorum to conduct the business of the Annual Meeting if holders of a majority of the shares of our common stock are present in person or represented by proxy. Abstentions and broker non-votes, discussed below, will be counted as present for purposes of determining whether a quorum is present at the meeting. Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2) and the approval of the amendment to our Restated Certificate of Incorporation (Proposal 3), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the election of our directors (Proposal 1).

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent regulatory changes were made to take away the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, the broker will not vote your shares in the director election.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Directors will be elected by a plurality of votes cast by shares present or represented by proxy at the meeting. Abstentions and broker non-votes will have no impact on the election of directors. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm must be approved by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal. Accordingly, abstentions from voting will have the same effect as voting against this proposal; however, broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote. The proposal to amend our Restated Certificate of Incorporation must be approved by the affirmative vote of the majority of the outstanding shares of our common stock. Accordingly, an abstention or broker non-vote, if any, will have the same effect as a vote against this proposal.